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Annual Shareholder Outreach Presentation May /June 2024

Forward-Looking Information This presentation may include forward-looking statements within the meaning of the federal securities laws by New York Community Bancorp, Inc. (the “Company”) pertaining to such matters as our goals, intentions, and expectations regarding (a) revenues, earnings, loan production, asset quality, liquidity position, capital levels, risk analysis, divestitures, acquisitions, and other material transactions, among other matters; (b) the future costs and benefits of the actions we may take; (c) our assessments of credit risk and probable losses on loans and associated allowances and reserves; (d) our assessments of interest rate and other market risks; (e) our ability to execute on our strategic plan, including the sufficiency of our internal resources, procedures and systems; (f) our ability to attract, incentivize and retain key personnel and the roles of key personnel; (g) our ability to achieve our financial and other strategic goals, including those related to our merger with Flagstar Bancorp, Inc., which was completed on December 1, 2022, our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction, and our ability to fully and timely implement the risk management programs institutions greater than $100 billion is assets must maintain; (h) matters to be presented to, voted on and approved by the Company’s stockholders, including the associated effect on our capital ratios of the approval of certain proposals; (i) the conversion or exchange of shares of the Company’s preferred stock; (j) the payment of dividends on shares of the Company’s capital stock, including adjustments to the amount of dividends payable on shares of the Company’s Series B preferred stock; and (k) the availability of equity and dilution of existing equityholders associated with amendments to the 2020 Omnibus Incentive Plan. Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results. Our forward-looking statements are subject to, among others, the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities, credit and financial markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios, including associated allowances and reserves; changes in future allowance for credit losses requirements under relevant accounting and regulatory requirements; the ability to pay future dividends; changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; changes in our strategic plan, including changes in our internal resources, procedures and systems, and our ability to successfully implement such plan; changes in competitive pressures among financial institutions or from non-financial institutions; changes in legislation, regulations, and policies; the success of our blockchain and fintech activities, investments and strategic partnerships; the restructuring of our mortgage business; the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns; the impact of natural disasters, extreme weather events, military conflict (including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas, the possible expansion of such conflicts and potential geopolitical consequences), terrorism or other geopolitical events; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our merger with Flagstar Bancorp, which was completed on December 1, 2022, and our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction: the possibility that the anticipated benefits of the transactions will not be realized when expected or at all; the possibility of increased legal and compliance costs, including with respect to any litigation or regulatory actions related to the business practices of acquired companies or the combined business; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in or as a result of the transactions within the expected timeframes or at all; and revenues following the transactions may be lower than expected. Additionally, there can be no assurance that the Community Benefits Agreement entered into with NCRC, which was contingent upon the closing of the Company’s merger with Flagstar Bancorp, Inc., will achieve the results or outcome originally expected or anticipated by us as a result of changes to our business strategy, performance of the U.S. economy, or changes to the laws and regulations affecting us, our customers, communities we serve, and the U.S. economy (including, but not limited to, tax laws and regulations). More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10-K/A for the year ended December 31, 2023, Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and in other SEC reports we file. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss in this Amendment, during investor presentations, or in our other SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

NYCB Flagstar Today Key Franchise Summary Stats Branch Map are a Top 20 bank(1) in the U.S. with a focus on We commercial banking and a private banking network Assets: $113 Billion MI NY CT Branches: 419 WI Headquarters: Hicksville, NY NV NJ OH IN CA AZ NC Community Banking Flagstar Bank, N.A. is a leading national bank with a balanced, diversified lending platform Private Bank Offices FL Branches Private Banking Deposit and Loan Snapshot (3/31/2024) ~100 private client banking teams with offices in 10 cities IB Checking CRE 19% 16% High touch single-point-of-contact model C&I 24% Non-Int MMA 1-4 Family Bearing 11% 7% 23% Mortgage Origination and Servicing Warehouse 6% Savings th of residential mortgages 11% 7 largest bank originator ($15.1 Billion in FY 2023)(2) Other 2% 5th largest sub-servicer of mortgage loans nationwide, Multiservicing 1.4 Million loans as of March 31, 2024 CDs Family 36% 45% Total Deposits: $74.9 Billion Total Loans HFI: $83.3 Billion Note 1: Includes depository institutions with a U.S. parent. Note 2: Includes historical Flagstar originations prior to the business combination.

NYCB Flagstar Will Transform Into a Fully Diversified Bank With a Strong Balance Sheet, Robust Capital Position and Meaningful Earnings Power Our Strategy 1 Bolster Management and Board 2 Develop a Realistic Operating Plan 3 Achievable Capital and Earnings Forecast 4 Rigorous Credit Risk Management 5 Maintain Sufficient Liquidity Our Targets ROAA : 1%+ ROATCE: 11-12% CET1 Ratio: 11-12% Goal Is to Create Long-Term / Meaningful Shareholder Value 2024 Will Be a Transition Year to a More Normalized 2025 / 2026

Management Team with Extensive Turnaround Expertise Joseph Otting President & Chief Executive Officer, Director Joined 2024 Served as the 31st Comptroller of the Currency Former President of CIT Bank and Co-President of CIT Group Previously served as President, Chief Executive Officer, and Board Member of OneWest Bank, N.A Served as Vice Chairman of U.S. Bancorp Scott Shepherd Sr. Executive Vice President & Head of Commercial Real Estate Lending Joined 2024 More than 20-year track record building and leading teams in commercial real estate (CRE) and debt restructuring / workout Most recently served as Managing Director of The Ruth Group, a CRE deal sponsor Prior to that, he founded Archbell Capital, a commercial real estate bridge lender Previously served as Head of the Commercial Real Estate Group at OneWest Bank Bao Nguyen Sr. Executive Vice President, General Counsel & Chief of Staff Joined 2024 More than 15 years of experience as a financial services attorney Most recently served as a Partner for Skadden, Arps, Slate, Meagher & Flom LLP Prior to joining Skadden, he held senior positions with the Office of the Comptroller of the Currency (OCC), including acting Chief Counsel and Principal Deputy Chief Counsel Reginald Davis Sr. Executive Vice President & President of Banking Joined 2020 More than 35 years of banking experience; previously served as Head of Business Banking at SunTrust, now Truist Served as President of RBC Bank USA Prior to that, served as a Senior Executive and member of the operating committee for Wachovia (now Wells Fargo) George Buchanan Sr. Executive Vice President & Chief Risk Officer Joined 2024 Most recently, he served in Region’s credit review area, and prior to that as CRO for consumer banking and wealth management Previously, he was Senior Vice President and Chief Credit Officer for small business and affluent banking at US Bank Craig Gifford Sr. Executive Vice President & Chief Financial Officer Joined 2024 More than 30 years of banking experience Most recently served as EVP, Enterprise Operations with U.S. Bancorp Previously served as U.S. Bancorp’s Corporate Controller James Simons Executive Vice President & Special Advisor to the CEO Joined 2024 More than 45 years of banking experience Served as Senior Credit Executive/Chief Credit Officer for First Citizens Bank (formerly OneWest Bank and CIT Bank), Associated Bank, Guaranty Bancorp, and U.S. Bancorp Brings considerable bank turn-around and loan workout experience, as well as bank regulator experience with the OCC Lee Smith Sr. Executive Vice President & President of Mortgage Joined 2013 Served as Executive Vice President and Chief Operating Officer at Flagstar, where he played an integral role in the turnaround of the company Prior to joining Flagstar, he was a partner with MatlinPatterson Global Advisers LLC, a private equity fund based in New York Colleen McCullum Executive Vice President & Chief Audit Executive Joined 2024 Most recently served as Chief Audit Executive at United Community Bank Previously, she was Senior Vice President and Head of Business Line Audit at Capital One Prior to that, she was the General Auditor at Bank of America

Board of Directors – Best-In-Class Governance

Steven Mnuchin
Lead Independent Director; Chairman of Nominating & Corporate Governance Committee
Joined 2024

- Served as 77th U.S. Secretary of the Treasury
- Founder and Management Partner of Liberty Strategic Capital
- Played a pivotal role in the passage & implementation of the Tax Cuts, JOBS Act and the CARES Act
- Served as Founder, Chairman, and Chief Executive Officer of Dune Capital Management
- Founded OneWest Bank Group and served as its Chairman and Chief Executive Officer

Joseph Otting
President & Chief Executive Officer, Director
Joined 2024

- Served as the 31st Comptroller of the Currency
- Former President of CIT Bank and Co-President of CIT Group
- Previously served as President, Chief Executive Officer, and Board Member of OneWest Bank, N.A
- Served as Vice Chairman of U.S. Bancorp

Milton Berlinski
Director; Chairman of Compensation Committee
Joined 2024

- Co-founder and Managing Partner of Reverence Capital
- 26-year career at Goldman Sachs, where he served as a founding member of the Financial Institutions Group
- Former Head of Strategy and Corporate Development in the period after Goldman Sachs' IPO
- Led or executed over 300 transactions in financial services across all subsectors, including numerous strategic acquisitions by Goldman Sachs itself

Alan Frank
Director; Chairman of Audit Committee
Joined 2024

- Former Audit Partner from Deloitte & Touche, where he was employed for 40 years
- Mr. Frank led audit service teams, the Southern California consumer business and middle market audit practices
- Former member of the board and audit committee chairman of OneWest Bank and CIT Group

Allen Puwalski
Director; Chairman of Risk Assessment Committee
Joined 2024

- 30-year career in banking as a field examiner and capital markets specialist for the FDIC in NY region
- Former Chief of Bank Analysis in the FDIC's Division of Insurance
- Joined Paulson and Co. as the fund's first financials sector specialist
- Headed community bank strategy for SoFi Technologies during its bank chartering and listing process

Alessandro DiNello
Non-Executive Chairman; Chairman of Executive Committee
Joined 2013

- Served as President, CEO, and a director of Flagstar Bank and Flagstar Bancorp
- Started his banking career as a bank examiner and later joined Security Savings Bank in Jackson, Mich., where he ultimately served as president

Marshall Lux
Director; Chairman of Technology Committee
Joined 2022

- Previously served as a Senior Partner at McKinsey
- Served as Global Chief Risk Officer for Chase Consumer Bank
- He has also served as a Senior Partner at the Boston Consulting Group, and has been a Senior Advisor there since 2014

Peter Schoels
Director; Chairman of Credit Committee
Joined 2013

- Served as Managing Partner of MaltinPatterson Global Advisers since 2009 and a Partner since 2002
- Served as a Vice President of Credit Suisse's Global Distressed Securities Group

Jennifer Whip
Director
Joined 2017

- Serves as a Principal with Cambridge One
- She served as an executive with Fannie Mae, and in her 26 years with the government sponsored enterprise she held numerous key roles

Operating Plan – The Path to Profitability Short-Term 1 Loan Portfolio Repricing Benefit to NII and NIM 2 Focus on Workout of Problem Loans Long-Term Reduction in NPAs Begin Building a More Robust Middle Market Higher Yielding Assets and Relationship-Based 3 Relationship Banking Platform Deposits Capital Accretive, Bolsters Liquidity, Improves 4 Sale / Run-Off of Non-Strategic Assets Reserve Coverage 5 Fully Integrate All Three Banks Operational Efficiency 6 Reduce Operating Expenses Higher Earnings and Lower Efficiency Ratio Medium-Term 1 Diversify Loan Portfolio Less Concentration and Geographic Risk Higher NII and NIM; Less Reliance on Wholesale 2 Improve Funding Profile by Growing Core Deposits Funding 3 Increase Fee Income Diversified Revenue Sources

Base Forecast Summary Q4’26 2024 2025 2026 Annualized Diluted EPS ($0.50 – 0.55) $0.35 – 0.40 $0.50 – 0.60 $0.65 – 0.75 Efficiency Ratio 80 – 85% 65 – 70% 60 – 65% 55 – 60% CET1 Ratio 10.0 – 10.25% 10.5 – 11.0% 11.0 – 12.0% 11.0 – 12.0% ROAA NM 0.45 – 0.50% 0.75 – 0.85% 0.95 – 1.00% ROATCE NM 6.5 – 7.0% 9.5 – 10.5% 11.0 – 12.0% TBV Per Share $6.05 – 6.10 $6.45 – 6.55 $7.00 – 7.25 $7.00 – 7.25 Note: See cautionary statements on page 1.

Base Forecast Summary ($ in millions) Q4’26 2024 2025 2026 Annualized Net Interest Income $2,400 – 2,450 $2,600 – 2,700 $2,900 – 3,100 $3,100 – 3,250 Net Interest Margin 2.2 – 2.3% 2.4 – 2.5% 2.7 – 2.8% 2.8 – 3.0% Provision for Loan Losses $750 – 800 $150 – 200 $150 – 200 $150 – 200 Noninterest Income $400 – 425(1) $600 – 625 $625 – 650 $650 – 675 Noninterest Expense $2,550 – 2,600(2) $2,300 – 2,350 $2,275 – 2,325 $2,200 – 2,250 Tax Rate 15 – 18% 28 – 29% 27 – 28% 27 – 28% Note: See cautionary statements on page 1. Note 1: Net of bargain purchase gain. Note 2: Excludes merger-related expenses.

Balance Sheet Position

	NYCB Flagstar Q4'23	NYCB Flagstar Q1'24	Category IV Banks Most Recent Available	$50 – 100B Asset Banks Most Recent Available
TCE / TA	6.4%	**6.5%**	6.4%	6.7%
CET1 Ratio *(As Preferred Converted)*[1]	9.0%	**10.1%**	10.4%	10.8%
CET1 Ratio *(Inclusive of AOCI)*[1][2]	8.4%	**9.4%**	8.5%	9.3%
ALLL / Loans HFI	1.17%	**1.48%**	1.62%	1.23%
ALLL (ex. Warehouse and Government Guaranteed) / Loans HFI	1.26%	**1.58%**	--	--
NCOs / Avg. Loans	0.86%	**0.40%**	0.37%	0.20%
Total Loans 30 to 89 Days Past Due / Total Loans	0.29%	**0.26%**	0.64%	0.29%
Insured Deposits	67%[3]	**84%[3][4]**	55%	58%

Source: S&P Capital IQ Pro.
Note: See cautionary statements on page 1.
Note 1: The capital raise took form of noncumulative perpetual preferred securities to be converted or exchanged into common stock upon receipt of certain governmental and shareholder approvals. Prior to their conversion or exchange into common stock, the noncumulative perpetual preferred securities will be considered additional Tier 1 capital for regulatory purposes. Upon their conversion or exchange into common, the capital will be considered Common Equity Tier 1 capital. Data shown on this slide assumes a full conversion of the convertible preferred securities.
Note 2: (CET1 + AOCI – CF Hedge in AOCI) / RWA; Exclusion of AOCI adjusted for cash flow hedges on loan portfolio.
Note 3: Excludes collateralized deposits and excludes internal deposits.
Note 4: As of 4/29/2024.

Concluding Statements Investment Opportunity Pro-forma for the capital raise, NYCB currently trades at approximately 0.52x of fully converted tangible book value, compared to 1.48x for Category IV banks and 1.35x for banks with assets between $50—$100 billion Q1’24 TBV Per Share (As Preferred Converted): $6.33 Q1’24 TBV (As Preferred Converted): $7.9 billion Over time, as we successfully execute on our strategic plan to transform into a diversified, high-performing regional bank, this valuation gap will close NYCB has multiple levers to narrow this valuation gap: — Diversify the loan portfolio — Increase core, relationship-based deposits — Increase the level of income generated from fee-based business — Rationalize our cost structure Source: S&P Capital IQ Pro.

Annual Meeting Proposals Shareholder approval of the proposals will contribute to the turnaround currently underway as NYCB aims to return to growth and profitability. The approval of the proposals related to the March 2024 capital raise (4, 6 & 7) in particular will further strengthen NYCB’s balance sheet and liquidity position and enable NYCB to realize the full intended capital benefits of the March 2024 capital raise. The approval of proposal 8 will provide NYCB flexibility to issue equity awards to incentivize and retain key employees, while balancing an acceptable level of dilution to our shareholders. Proposal 1 – The election of Milton Berlinski, Alan Frank and Jennifer Whip to three-year terms as directors of NYCB Proposal 2 – The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of NYCB for the fiscal year ending December 31, 2024 Proposal 3 – Approval, on a non-binding advisory basis, of NYCB’s named executive officer compensation Proposal 4 – A proposal to amend NYCB’s COI to increase (a) the total number of shares of stock of all classes that the company has authority to issue from 905,000,000 to 2,005,000,000 and (b) the number of authorized shares of NYCB’s common stock that the company has authority to issue from 900,000,000 to 2,000,000,000 Proposal 5 – A proposal to amend the COI to effect a reverse stock split of NYCB’s common stock by a ratio of 1-3 Proposal 6 – A proposal to waive the application of Article Fourth, Section C, Clauses 1 and 4 of the COI with respect to the Liberty investors and the Reverence investors, which provision prohibits any person who beneficially owns, directly or indirectly, more than 10% of the then-outstanding shares of NYCB’s common stock from voting any such shares in excess of such 10% threshold Proposal 7 – A proposal to approve the issuance of shares of NYCB’s common stock in connection with the March 2024 capital raise pursuant to NYSE listing rules Proposal 8 – A proposal to amend the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan Proposal 9 – A proposal to amend the COI and Bylaws of NYCB in order to eliminate supermajority voting requirements Proposal 10 – A shareholder proposal to establish a simple majority vote requirement Proposal 11 – A proposal to adjourn the annual meeting to solicit additional proxies if sufficient votes to approve the proposals (4), (6) and (7) have not been obtained

Proposals Related to March 2024 Capital Raise Effect of approval of Proposals 4 & 7 Preferential dividend (13% annum) and liquidation preference ($2,000/share) rights associated with Series B and Series C Preferred cease. Significantly improved capital ratios for regulatory capital purposes. Effect of approval of Proposal 6 (in addition to Proposals 4 & 7) NYCB would not be required to issue cash-settled warrants to March 2024 capital raise investors. Cash-settled warrants would create cash payment obligation of NYCB; Proposal 4 Proposal: Amend the Certificate of Incorporation to increase the number of authorized shares of common stock of NYCB from 900,000,000 to Increase 2,000,000,000. Authorized Shares Requirement: Majority of votes cast. Proposal 6 Proposal: For Liberty and Reverence only, waive the Certificate of Incorporation provision that prohibits a stockholder who beneficially owns more than 10% of Waive 10% NYCB’s shares from voting any such shares in excess of such 10% threshold. Voting Limit for Liberty & Requirement: Majority of shares outstanding. Reverence Proposal 7 Proposal: Approve the issuance of shares of NYCB common stock in connection with the March 2024 capital raise in accordance with the New York Stock NYSE Share Exchange listing rules. Issuance Requirement: Majority of votes cast. The approval of the proposals related to the March 2024 capital raise (4, 6 & 7) will further strengthen NYCB’s balance sheet and liquidity position and enable NYCB to realize the full intended capital benefits of the March 2024 capital raise.

Proposal 8: Amendment to Incentive Plan Effect of approval of Proposal 8 The proposed amendment to the 2020 Omnibus Incentive Plan would increase the shares reserved for issuance by 35.8 million shares, to 51.9 million. The additional shares would result in dilution of ~2.9% (based on issued and outstanding capital stock). The share reserve increase is the only modification to the 2020 Plan contemplated by the amendment. As of December 31, 2023, 16,143,893 shares remain available for new equity awards under the 2020 Plan. Voting Requirements The affirmative vote of a majority of the votes cast will be required to approve the proposed amendment to the 2020 Plan. The share request allows NYCB to continue its transformation NYCB expects that the estimated duration of the available and proposed shares will not exceed 1.5-2 years. NYCB maintains a robust clawback policy under NYSE rules to provide that it can recover incentive compensation erroneously paid on the basis of misstated financial results. 3-year average burn rate of 1.03%; burn rate in 2023 (1.48%) was elevated from 2022 (0.87%) and 2021 (0.75%) levels due to increased headcount from Flagstar and Signature acquisitions and stock price volatility